Hawker Beechcraft

News Release

Press Contacts: Investor Relations Contact:

Jackie Berger Jim Sanders

+1.316.676.7690 +1.316.676.3050

Andrew Broom

+1.316.676.8674

www.hawkerbeechcraft.com

Hawker Beechcraft Acquisition Company, LLC Reports its 2007 Results

WICHITA, Kan. (Feb. 13, 2008) - Hawker Beechcraft Acquisition Company, LLC (HBAC) reported sales of $2,793.4 million and operating income of $148.3 million for the nine months ending December 31, 2007. During this time period, the Company delivered 351 business and general aviation aircraft.

Included in the operating results were non-recurring, non-cash charges of $105.2 million resulting from the step-up in the cost basis of finished goods and work in process inventory in accordance with purchase accounting related to the acquisition of the business from Raytheon Company and $48.1 million in increased depreciation and amortization expense, also non-cash, due to the purchase accounting step-up in the cost basis of long term assets.

Operating cash flow has totaled $579.2 million since the acquisition of the business in March 2007 and reflects the Company's operating income, increase in customer deposits, reduction in the level of used aircraft inventory, and other working capital initiatives implemented throughout the period. Cash flow was adversely affected by the delay in the shipment of T-6A Texan II aircraft due to issues relating to verification of a supplier's compliance with parts specifications. Deliveries are expected to resume later this month.

The Company, including its predecessor Raytheon Aircraft, delivered 430 business and general aviation aircraft in 2007, comprised of 162 jet, 157 turbo-prop and 111 piston aircraft, as compared to 400 in 2006. The company obtained FAA type certification for three of its newest King Air models during the fourth quarter and delivered four King Air 350ER's, 24 King Air B200GT's and 10 King Air C90GTi's.

The Company recorded net bookings of $5.1 billion for the nine months ending December 31, 2007, resulting in a record backlog of $6.3 billion.

"Hawker Beechcraft has had a terrific first nine months with tremendous customer response to our new product introductions, as is evident by our unprecedented growth in bookings and record backlog," said Jim Schuster, chief executive officer, HBAC. "International markets continue to expand, with approximately 60 percent of our backlog coming from international customers."

Financial and other information for the nine months ending December 31, 2007 is available on the Company's Web site at www.hawkerbeechcraft.com.

Earnings Conference Call:

HBAC's 2007 earnings results conference call for the nine months ending December 31, 2007 will be held at 9:00 a.m. CST on Tuesday, March 11, 2008. To attend, please register at https://cossprereg.btci.com/prereg/key.process?key=PK4CP89PH.

Once you have registered, you will be provided with the information you need to join the conference, including dial-in numbers and pass codes. A recording of the earnings call will be posted to the Company's Web site on the afternoon of March 11, 2008 and will remain available for 45 days.

Hawker Beechcraft is the world's leading business, special-mission and trainer aircraft manufacturer - designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company's headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; and Chester, England, U.K. The company leads the industry with a global network of over 100 factory-owned and authorized service centers.

###

This release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management's assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.